SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
CYGNUS, INC.
(Exact Name of registrant as specified in its charter)

Delaware (State of Incorporation or organization)	94-2978092 (IRS Employer Identification No.)

P.O. Box 321195 Los Gatos, California (Address of principal executive offices)	95032 (Zip Code)
     If this form relates to the registration of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐
     If this form relates to the registration of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☑
     Securities Act registration statement file number to which this form relates: Not applicable
     Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Not applicable	Not applicable
Securities to be registered pursuant to Section 12(g) of the Act:
Series A Junior Participating Preferred Stock Purchase Rights
(Title of Class)

Item 1. Description of Securities to be Registered.
     Item 1 of Form 8-A filed by Cygnus, Inc. (the “Company”) on October 17, 2005 relating to preferred share purchase rights (the “Rights”) is hereby amended to add the following:
     On November 21, 2005, Cygnus filed a Certificate of Dissolution pursuant to Section 275 of the Delaware General Corporation Law and the Company has made liquidating distributions to stockholders in cancellation of their shares of the Company’s common stock. In view of the cancellation of each outstanding share of Company common stock, the Company determined to clarify that the Rights are no longer outstanding.
     Effective as of April 7, 2006, the Company and Mellon Investor Services LLC, as rights agent (the “Rights Agent”) executed Amendment No. 1 (the “Amendment”) to the Rights Agreement, dated as of October 17, 2005, between the Company and the Rights Agent. Capitalized terms used below but not defined herein shall have the meanings assigned thereto in the Rights Agreement. The Amendment provides that the “Final Expiration Date” of the Rights shall be amended to mean April 10, 2006 instead of October 17, 2015, and all references to October 17, 2015 in the Form of Rights Certificate attached as Exhibit B to the Rights Agreement and in the Summary of Rights to Purchase Preferred Shares attached as Exhibit C to the Rights Agreement shall instead mean April 10, 2006. The Amendment also provides that the Rights Agreement and the Rights established thereby terminate in all respects on April 10, 2006.
     The Rights Agreement is filed as Exhibit 4.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on October 17, 2005 and is incorporated herein by reference. The Amendment is field as Exhibit 4.2 to this Form 8-A/A and is incorporated herein by reference. The foregoing description of the Rights Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibits.
Item 2. Exhibits.
4.1	Rights Agreement, dated as of October 17, 2005, between Cygnus, Inc. and Mellon Investor Services LLC, which includes: as Exhibit A thereto, the Certificate of Designation of Series A Junior Participating Preferred Stock; as Exhibit B thereto, the Form of Right Certificate; as Exhibit C thereto, the Summary of Rights to Purchase Preferred Shares, incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed on October 17, 2005.
4.2	Amendment No. 1, dated as of April 7, 2006, to the Rights Agreement, between Cygnus, Inc. and Mellon Investor Services LLC.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized.
Dated: April 10, 2006

CYGNUS, INC.
By:	/s/ John C Hodgman
John C Hodgman
Chairman of the Board

EXHIBIT INDEX

Exhibit	Description
4.1	Rights Agreement, dated as of October 17, 2005, between Cygnus, Inc. and Mellon Investor Services LLC, which includes: as Exhibit A thereto, the Certificate of Designation of Series A Junior Participating Preferred Stock; as Exhibit B thereto, the Form of Right Certificate; as Exhibit C thereto, the Summary of Rights to Purchase Preferred Shares, incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed on October 17, 2005.

4.2	Amendment No. 1, dated as of April 7, 2006, to the Rights Agreement, between Cygnus, Inc. and Mellon Investor Services LLC.